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                                                                   EXHIBIT 23.02




               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the registration of certain non plan option grants to purchase common stock of Intuit Inc. and to the incorporation by reference therein of our report dated September 6, 1996, (except for Note 12, as to which the date is September 18, 1996), with respect to the consolidated financial statements and schedule of Intuit Inc. included in its Annual Report (Form 10-K) for the fiscal year ended July 31, 1996, filed with the Securities and Exchange Commission.



                                                              ERNST & YOUNG LLP

Palo Alto, California

January 23, 1997